                                February 22, 2022
Re:    Severance Protections
Dear Jeff:
This letter (this “Agreement”) sets forth certain severance protections that are being provided to you as a key executive in the Company. Described are the payments and benefits that you may be eligible to receive in the event that your employment with Mueller Industries, Inc. and its direct and indirect subsidiaries (the “Company”) is terminated, and the enhanced payments and benefits that you may be eligible to receive in the event that your employment with the Company is terminated in relation to a Change in Control, as set forth below. For the avoidance of doubt, this Agreement is intended to supersede in its entirety that certain letter agreement by and between you and the Company, regarding change in control protections, dated July 26, 2016.
In the event that your employment with the Company is terminated by the Company without Cause (other than on account of your death or Disability) or by you for Good Reason, you shall be entitled to a lump sum cash payment in an amount equal to the sum of:
▪An amount equal to two (2) times your base salary (as in effect immediately prior to such termination); and
▪An amount equal to two (2) times the average annual bonus paid to you (including, for this purpose only, any amounts deferred) in respect of the three calendar years immediately preceding the calendar year in which such termination occurs.
In the event the Company has a Change in Control occurrence and upon or within three (3) years following this occurrence, your employment with the Company is terminated by the Company without Cause (other than on account of your death or Disability) or by you for Good Reason, you shall be entitled to a lump sum cash payment in an amount equal to the sum of:
▪An amount equal to three (3) times your base salary (as in effect immediately prior to the Change in Control or, if greater, the date of such termination); and
▪An amount equal to three (3) times the average annual bonus paid to you (including, for this purpose only, any amounts deferred) in respect of the three calendar years immediately preceding the calendar year in which the Change in Control occurs (or the three calendar years immediately preceding the calendar year of such termination, if greater).
In addition, to the extent permitted by applicable law without any penalty to you or the Company and subject to your election of COBRA continuation coverage for you and your covered dependents under the Company’s group health plan, continued coverage under the Company’s group health plan at the Company’s cost (or at the discretion of the Company, reimbursement for COBRA premiums) for two (2) years following your termination.
For purposes of this Agreement, “Good Reason” means, without your written consent (1) a material reduction in your base salary or your annual bonus opportunity, in each case, as in effect immediately prior to the Reference Date (as defined below), or (2) the relocation of your principal place of employment more than fifty (50) miles from the location where you were principally employed immediately prior to the Reference Date. To terminate your employment for Good Reason, within sixty (60) days following the occurrence of an event that constitutes Good Reason, you must give the Company ten (10) days’ prior written notice of your termination, setting forth in reasonable specificity the event that constitutes Good Reason, during which ten (10) day notice period the Company will have a cure right (if curable). For purposes of this definition, “Reference Date” means the date of the reduction or relocation, as applicable, or, in the case of a termination that occurs in relation to a Change in Control, the date of such Change in Control.

Please note that this Agreement is not to be construed as a contract of employment or to alter your “at-will” employment status, and nothing herein prohibits either the Company or you from terminating your employment with the Company at any time for any reason. All payments and or extension of benefits and vesting are subject to your execution and delivery to the Company of a general release of claims in a form reasonably acceptable to the Company that becomes effective within sixty (60) days of such termination.
All payments described herein will be subject to withholding for federal, state, and local taxes and other regular payroll deductions. In addition, the following provisions will apply with respect to certain tax matters:
▪In the event that any of the payments or benefits described in this Agreement, when added to all other amounts or benefits provided to you, on your behalf or for your benefit by the Company or its affiliates in connection with your termination of employment (“Covered Payments”), would constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Internal Revenue Code (the “Code”) and would be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then Covered Payments will be either (i) reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”) or (ii) payable in full if your receipt on an after-tax basis of the full amount of payments and benefits (after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax)) would result in you receiving an amount that is at least one dollar greater than the Reduced Amount.  If the Covered Payments are to be reduced pursuant to clause (i) in the immediately preceding sentence, such reduction will be done in a manner that maximizes your economic position.  In applying this principle, the reduction will be made in a manner consistent with the requirements of Section 409A of the Code (“Section 409A”), and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts will be reduced on a pro rata basis but not below zero.
▪An initial determination as to whether any of the Parachute Payments will be subject to the Excise Tax, and the amount of any reduction, if any, that may be required hereunder, will be made by an accounting, consulting or specialty firm selected by the Company (the “Accounting Firm”) prior to the consummation of the applicable change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company.  You will be furnished with notice of all determinations made as to the Excise Tax payable with respect to Parachute Payments, together with the related calculations of the Accounting Firm, promptly after such determinations and calculations have been received by the Company.
▪For purposes hereof, (1) no portion of the Parachute Payments the receipt or enjoyment of which you will have effectively waived in writing prior to the date of payment of the Parachute Payments will be taken into account; (2) no portion of the Parachute Payments will be taken into account which in the opinion of the Accounting Firm does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code and the Accounting Firm will be required to value any restrictive covenants (including, without limitation, any covenants not to compete with the Company or solicit employees or customers of the Company) in forming such opinion; (3) the Parachute Payments will be reduced only to the extent necessary so that the Parachute Payments (other than those referred to in the immediately preceding clause (1) or (2)) in their entirety constitute reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code or are otherwise not subject to disallowance as deductions, in the opinion of the auditor or tax counsel referred to in such clause (2); and (4) the value of any non-cash benefit or any deferred payment or benefit included in the Parachute Payments will be determined by the Company’s independent auditors based on Sections 280G and 4999 of the Code and the regulations for applying those Code sections, or on substantial authority within the meaning of Section 6662 of the Code.

▪You will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise.  Unless otherwise agreed to in writing, the amount of payment or the benefit provided for in this Agreement will not be reduced by any compensation earned by you as the result of employment by another employer or by reason of your receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise. You and the Company will cooperate in good faith to review, consider and pursue reasonable and customary mitigation strategies to avoid the imposition of the Excise Tax on any amounts due to you hereunder or otherwise.
▪It is possible that after determinations and selections made pursuant hereto that you will receive an amount that is either more or less than the limitation provided above (hereafter referred to as an “Excess Payment” or “Underpayment,” respectively).  If it is established, pursuant to a final determination of a court or an Internal Revenue Service proceeding that has been finally and conclusively resolved, that an Excess Payment has been made, then you will refund the Excess Payment to the Company promptly on demand, together with an additional payment in an amount equal to the product obtained by multiplying the Excess Payment times the rate that is 120% of the applicable annual federal rate (as determined in and under Section 1274(d) of the Code) times a fraction whose numerator is the number of days elapsed from the date of your receipt of such Excess Payment through the date of such refund and whose denominator is 365. In the event that it is determined (x) by a court of competent jurisdiction, or (y) by an independent auditor upon request you or the Company, that an Underpayment has occurred, the Company will pay an amount equal to the Underpayment to you within ten (10) days of such determination together with an additional payment in an amount equal to the product obtained by multiplying the Underpayment times the rate that is 120% of the applicable annual federal rate (as determined under Section 1274(d) of the Code) times a fraction whose numerator is the number of days elapsed from the date of the Underpayment through the date of such payment and whose denominator is 365.
▪It is intended that payments made under this Agreement will be exempt from or compliant with Section 409A, and this Agreement will be construed in a manner that effects such intent. Without limiting the foregoing, for purposes of any amounts constituting “nonqualified deferred compensation” under Section 409A, (i) references to “termination of employment” or like terms will mean a “separation from service” as defined under Section 409A, (ii) payments may be delayed as and to the extent necessary to meet the requirements of Section 409A(a)(2)(B)(i), (iii) if payments are conditioned on execution of a general release of claims, and the prescribed review and revocation period spans two separate taxable years, payments will be delayed until the later taxable year, and (iv) any installment payments will be treated as a right to receive a series of separate and distinct payments for purposes of Section 409A.
You may not assign, transfer, or otherwise dispose of this Agreement, or any of your other rights or obligations hereunder (other than your rights to payments hereunder, which may be transferred only by will or by the laws of descent and distribution), without the prior written consent of the Company, and any such attempted assignment, transfer, or other disposition without such consent will be null and void.
This Agreement sets forth the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all other agreements and understandings, written or oral, between the parties hereto with respect to the subject matter hereof. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Mueller Industries, Inc. 2019 Incentive Plan.
Any waiver, alteration, amendment, or modification of any of the terms of this Agreement will be valid only if made in writing and signed by the parties hereto. No waiver by either of the parties hereto of their rights hereunder will be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

This Agreement will be governed by and construed in accordance with the laws of the State of Tennessee (without giving effect to the choice of law principles thereof) applicable to contracts made and to be performed entirely within such jurisdiction.
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Please acknowledge your agreement with the terms as set forth in this Agreement by signing and dating the enclosed copy and returning it to me.
Sincerely,
MUELLER INDUSTRIES, INC.
By: /s/ Gregory L. Christopher
Name: Gregory Christopher
Title: Chief Executive Officer

Acknowledged and agreed to as of this
22nd day of February 2022 by:

By: /s/ Jeffrey A. Martin
Name: Jeffrey A. Martin